Exhibit 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contacts:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

Linda Buckley
212-277-5900
linda.buckley@tiffany.com

FREDERIC CUMENAL APPOINTED PRESIDENT OF TIFFANY

New York, N.Y., September 24, 2013 – The Board of Directors of Tiffany & Co. (NYSE: TIF) has appointed Frederic Cumenal to the position of President of Tiffany & Co. and also appointed him to a newly-created seat on the Company’s Board.

Michael J. Kowalski, chairman and chief executive officer, said, “Since joining Tiffany in March 2011, from the LVMH Group where he was president and chief executive officer of Moet & Chandon, S.A., Frederic has made important contributions to the operational and strategic development of our business. He has brought a global luxury perspective to our brand management initiatives and, in particular, has led the evolution of our regional organizations to support our continued worldwide expansion.”

In his new role, Mr. Cumenal, 54, will retain his regional responsibilities and will assume responsibility for the Design, Merchandising and Marketing functions. Mr. Cumenal will continue to report directly to Mr. Kowalski, who added, “I look forward to continuing to work with Frederic in the coming years as Tiffany pursues important growth opportunities.”

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores in the Americas, Asia-Pacific, Japan, Europe and the United Arab Emirates, and also engages in direct selling through Internet, catalog and business gift operations. For more information, visit www.tiffany.com or call the shareholder information line at 800-TIF-0110.

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